EXHIBIT 10.24

AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of October 22, 2021 (“Effective Date”) by and between eCombustible Products Holdings LLC (the “Company”), and EZeroEnergy LLC (“EZ”). The Company and EZ are each a “Party” and collectively the “Parties.”

WHEREAS, the Company and EZ entered into a Professional Services Agreement on or about April 12, 2019 (“PSA”); and

WHEREAS, the Company and EZ entered into the First Amendment to the PSA on or about August 14, 2020 (“First Amendment”); and

WHEREAS, pursuant to the PSA and First Amendment, EZ engaged in activities to assist the Company in creating a sales network and attract customers (the “Sales Network”); and

WHEREAS, with this Agreement, the Company and EZ wish to terminate and supersede the PSA except Paragraph 8 (Intellectual Property) and Paragraph 9 (Confidentiality) (Paragraph 8 and 9 of the PSA are herein referred to as “the Surviving Provisions”) and wish to terminate and supersede the First Amendment; and

WHEREAS, this Agreement sets forth and defines the relationship between the Company and EZ as well as the duties and obligations to each other.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1. Termination of PSA and First Amendment: With the exception of the Surviving Provisions, upon execution of this Agreement and that certain Referral Agreement, as defined herein, the PSA and First Amendment shall be deemed terminated and superseded by this Agreement.

2. Award of Class M Units: In recognition of services provided by EZ to the Company, the Company awards EZ 2,224,0141 fully paid, non-assessable, and fully vested Class M Units of the Company, pursuant to the terms and conditions set forth on Exhibit A, which is equal to two percent (2%) of the issued and outstanding total Units of the Company as of the Effective Date (“Award”). The Award shall be reflected in a unit membership certificate which will be provided by the Company to the designees of EZ (named in the subsequent paragraph) within five (5) business days following the Effective Date.

3. Additional Award: In recognition of Pamesa Grupo Empresarial, S.L, a prospective customer brought to the Company by EZ, executing an agreement with the Company, a copy of which is included as Exhibit B hereto (the “Pamesa Contract”), the Company will also award EZ an additional 1,668,010 fully paid, non-assessable, and fully vested Class M Units of the Company (which equal one and one-half percent (1.5%) of the

[1]	Based on 111,200,708 total Units outstanding

issued and outstanding total Units of the Company as of the Effective Date) pursuant to the terms and conditions set forth on Exhibit A (“Additional Award”). The Additional Award shall be reflected in unit membership certificates which will be provided by the Company to the designees of EZ (named in the next sentence) within five (5) business days of the Effective Date. The Class M Units issued by the Company to EZ pursuant to the Award and the Additional Award shall hereafter be referred to as the “EZ Class M Units” which shall be issued in equal amounts to Hospitality Energy Solutions, LLC, a Florida limited liability company and The Gokus Energy, LLC, a Florida limited liability company. Upon the delivery of the unit membership certificates for the Award and the Additional Award, Hospitality Energy Solutions, LLC and The Gokus Energy, LLC will sign the Company’s Third Amended and Restated Limited Liability Company Agreement dated December 7, 2020 (the “Operating Agreement”), which is a condition to receipt of such Awards.

4. Cooperation with Company Internal Sales Efforts: EZ covenants to cooperate in good faith and use commercially reasonable best efforts to coordinate, and, as appropriate, introduce customers it seeks to refer to the Company, to the Company’s internal sales team, recognizing that EZ is not an agent of, and does not have the ability to bind, the Company.

5. Future Compensation: For the avoidance of doubt, with respect to the Pamesa Contract) EZ shall be entitled to the Referral Fee, as defined in and in accordance with, the terms of the Referral Agreement attached hereto as Exhibit C (‘‘Referral Agreement”). In addition, EZ shall have the option to continue to solicit customers for the Company pursuant to a separate Referral Agreement in the form attached hereto as Exhibit C.

6. Representations and Warranties of the Company: The Company represents and warrants to EZ that: (a) all of the Company’s issued and outstanding Class M Units have the same rights and characteristics as the EZ Class M Units (other than the threshold value that may have been assigned to Class M Units when issued) and (b) that the issuance of the EZ Class M Units to EZ have been approved as required by the Operating Agreement.

7. Mutual General Release. In exchange for the promises set forth in this Agreement and other good and valuable consideration, except for the rights, duties and obligations set forth within this Agreement and the Surviving Provisions, the Company and EZ, on behalf of themselves and their respective parents, affiliates, officers, directors, partners, members, shareholders, employees, successors, assigns, representatives, attorneys, and insurers fully and completely waive, release, covenant not to sue, and forever discharge each other and their respective parents, affiliates, officers, directors, partners, members, shareholders, employees, successors, assigns, representatives, attorneys, and insurers from any and all claims, charges, complaints, actions, causes of action, lawsuits, grievances, demands, allegations, injuries, liabilities, judgments, damages, attorneys’ fees, costs, expenses, fines, and or any other liabilities of any kind, nature, description, or character whatsoever, whether known or unknown, suspected or unsuspected, asserted or not, hereafter discovered, or different from those that they now suspect or believe to be true or could be true, from the beginning of the world to the Effective Date

8. Sales Network. EZ (i) acknowledges and agrees that all compensation due to EZ in respect of its Sales Network, including, without limitation, all leads generated for the benefit of, and introductions or referrals made to, the Company from the beginning of the world to the Effective Date is set forth in this Agreement and any Referral Agreements to be executed between EZ and the Company, and (ii) disclaims, and covenants not to bring any claims to the contrary against the Company, its affiliates or any successors and assigns. With respect to previous referrals by EZ recognized by the Company, the Company and EZ on the date hereof have entered into a Referral Agreement with respect to each such recognized referral.

9. Anti-Corruption Laws. EZ has not and, to EZ’s officers, managers and/or controlling parties’ knowledge, none of its officers, managers, members, employees, representatives or agents at any time during the last five (5) years have, directly or indirectly, (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state or other governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof (as applicable). Neither EZ nor any of its officers, managers, members, employees, representatives or agents has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

10. Governing Law; Dispute Resolution. This Agreement is governed by, and is to be interpreted and enforced in accordance with the laws of the state of Florida, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the state of Florida. Each party hereby irrevocably and unconditionally submits all disputes arising under this agreement to arbitration in Miami, Florida before a single arbitrator of the American Arbitration Association (“AAA”). The arbitration shall be in English and the arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the Parties, except that such arbitrator shall be an attorney admitted to practice law in Florida. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction in the State or Federal courts located in Miami-Dade County, Florida. The arbitration proceedings shall be governed by the commercial arbitration rules of the AAA and the award entered by the arbitrator shall be in writing detailing his or her consideration of the relevant facts, the basis and reason for the decision, and his or her adherence to the applicable law. This written decision shall be entered within thirty (30) days after the matter is finally concluded, and a copy thereof shall be delivered to each party by certified mail. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All proceedings under this section are private and confidential, and the arbitrator’s decision shall be final and binding.

11. Severability: If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

12. Assignment: Neither party may assign its rights or obligations hereunder or this Agreement, in whole or in part, outright or by way of collateral assignment, without the written consent of the other party; provided, that either party may assign all, but not less than all, of its rights and obligations hereunder to a successor in interest of all or substantially all of the business of that party, whether by sale of assets, reorganization, merger or otherwise. Any assignment in contravention of this provision is null and void. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns (whether by operation of law, merger, change of control or otherwise) of the Parties.

13. Waiver: No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both Parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

14. Counterparts: This Agreement may be executed by the Parties hereto by facsimile signature or PDF signature, in counterparts, or by separate signature page or instrument, each of which shall be considered an original, and all of which shall together constitute but one and the same agreement.

15. Entire Agreement: This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements between the Parties including the PSA and the First Amendment except for the Surviving Provisions and except for the Operating Agreement. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Parties to this Agreement. Notwithstanding the foregoing, the Parties acknowledge that subsequent to the execution of this Agreement, EZ and/or its designees will execute the Operating Agreement and the Referral Agreement, both of which will be considered subsequent agreements to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

EZERO ENERGY LLC		ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC

By:	/s/ Shail J. Shah	By:	/s/ James M. Driscoll

Name: Shail J. Shah, Manager		Name: James M. Driscoll

Title: Chief Operating Officer
and

By: The Gokus Energy, LLC
Its: Manager

By:	/s/ Pablo Aycart

Name: Pablo Aycart, Manager

Exhibit A

Terms and Conditions of Issuance of Class M Units

Exhibit B

Pamesa Contract

(see attached)

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